Exhibit 99.1

Foamix Announces Appointment of Anthony Bruno to Board of Directors

Rehovot, Israel, and Bridgewater, NJ – November 19 2018 – Foamix Pharmaceuticals Ltd. (NASDAQ: FOMX), a clinical stage specialty pharmaceutical company focused on developing and commercializing proprietary topical foams to address unmet needs in dermatology, today announced the appointment of Anthony Bruno to its Board of Directors, replacing Darrell Rigel, M.D. who has resigned from the Board and will become a consultant to the company.

“We are delighted to welcome Tony to our Board of Directors,” said Dr. Stanley Hirsch, Chairman of the Board of Foamix. “He is a highly accomplished senior pharmaceutical executive with broad expertise in the legal, business development, and corporate development functions within the industry, as well as significant experience in product licensing and M&A transactions. He is already well acquainted with the details of Foamix’s business, having been a strategic advisor for the past four years, and this is complemented by his previous work experience which provided him with in-depth knowledge of the dermatology market.  We look forward to the insight and contributions Tony will bring in his new role on our board.”

Dr. Stanley Hirsch continued, “On behalf of the Board of Directors, I would also like to thank Dr. Darrell Rigel for his service on the Foamix Board over the past four years. His experience as a dermatologist has been most helpful to Foamix throughout our initial years as a clinical stage company.  We are pleased that Darrell will continue to provide advice and guidance as a consultant to Foamix management.”

“This is a very exciting time for Foamix, with the recent successful Phase 3 clinical trial results for FMX101 in acne and FM103 in rosacea,” said Anthony Bruno. “I look forward to taking on more responsibility as a board member and to help guide the company as it advances its clinical pipeline and takes steps to become a commercial enterprise.”

Mr. Bruno was a strategic advisor to Foamix from 2014 until 2018. He was employed at Warner Chilcott from 2000 to 2011, most recently as Executive Vice President with responsibility for all business development activities including product acquisitions and divestitures as well as licensing agreements. Prior to this, he served as General Counsel for Warner Chilcott where he was responsible for all legal activities.  During his time at Warner Chilcott, he led the efforts to in-license the company’s dermatology portfolio from LEO Pharma, as well as the subsequent sale back of the portfolio to LEO.  Additionally, Mr. Bruno was responsible for the acquisition of Pfizer’s female healthcare business and the acquisition of Proctor and Gamble’s pharmaceutical business. Mr. Bruno was also a member of the executive team that worked with a consortium of four private equity funds to take Warner Chilcott private and subsequently public on NASDAQ 18 months later.

From 1984 to 2000, Mr. Bruno held several positions of increasing responsibility within Warner Lambert’s legal division, culminating as General Counsel to the company’s pharmaceutical business. During his 16 years at Warner Lambert, he worked on the Lipitor co-promotion agreement with Pfizer, the announced merger with American Home Products, and the acquisition of Warner Lambert by Pfizer. Prior to working in the pharmaceutical industry Mr. Bruno began his legal career as an associate with Shearman & Sterling in New York in 1981.  He received a J.D. with honors from George Washington Law School and graduated magna cum laude from Syracuse University with a B.A. in Political Science.

About Foamix Pharmaceuticals

Foamix is a specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological therapy. Our leading clinical stage product candidates are FMX101, our novel minocycline foam for the treatment of moderate-to-severe acne and FMX103, our novel minocycline foam for the treatment of rosacea. We continue to pursue research & development of our proprietary, innovative foam technologies for the treatment of various skin conditions. We currently have development and license agreements relating to our technology with various pharmaceutical companies including LEO Pharma A/S and others.

Foamix uses its website (www.Foamix.com) as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities & Exchange Commission, public conference calls, and webcasts.

Contact:	U.S. Investor Relations
Ilan Hadar, CFO & Country Manager	Michael Rice
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-597-6979
ilan.hadar@foamixpharma.com	mrice@lifesciadvisors.com